Exhibit 3.25

AGREEMENT OF INCORPORATION

I.         The undersigned agree to become a corporation by the name of

BRALEY & THOMPSON, INC.

II.         The principal office or place of business of said corporation will be located at P. O. Box 470, Point Pleasant, West Virginia.  Its chief works will be located at the same place.

III.           The objects for which this corporation is formed are as follows:

(a)        To buy, sell, exchange, lease, mortgage, pledge, assign, or otherwise dispose of or turn to account any real or personal property or rights or privileges therein.

(b)        To apply for, obtain, purchase, lease or otherwise acquire any franchises, permits, certificates, patents, copyrights, licenses, trade-marks, trade-names, and the like that may seem capable of being used for any of the purposes of the corporation, and to use, exercise, develop, grant, sell, lease or otherwise dispose of the same.

(c)        To build, erect, alter, repair or to do any other work in connection with any and all classes of buildings and improvements of any kind and nature whatsoever, and to buy, sell, trade and deal in every kind of material, product, manufactured or unmanufactured, which may be necessary, or incidental to the foregoing powers.

(d)        To buy, hold, deal in, exchange, rent, hire or lease both real property, improved and unimproved, and personal property and equipment; to manage, develop and construct buildings and improvements of all kinds upon real property, generally and to give and receive mortgages and trust deeds thereon and release and discharge the same from all liens and encumbrances.

(e)       To borrow or otherwise secure money, without limitation as to amount, by the issue and/or pledge of bonds, debentures notes and other negotiable or transferable instruments or otherwise; to issue bonds, debentures, notes, and other obligations of the corporation from time to time for any of the objects or purposes herein set forth, and to secure the same by mortgage, pledge deed of trust or otherwise.

(f)        To subscribe to, purchase, or otherwise acquire and hold as an investment or otherwise, the stock, bonds, debentures, evidences of indebtedness or other securities and obligations of any other corporation, and any bonds, debentures or obligations of the United States of America or any state or political subdivision thereof.

(g)       To generally engage in, operate and conduct the business of maintaining and educating foster children.

(h)       The above granted powers of the corporation are in furtherance, and not in limitation, of the general powers conferred by the laws of the State of West Virginia.

IV.       The amount of the total authorized capital stock of said corporation shall be $10,000.00 having no par value.

V.        The amount of capital stock with which it shall commence business is $1,000.00.

VI.       The names and post office addresses of the incorporators and the number of shares of stock subscribed for by each are as follows:

NAME	ADDRESS	SHARES

Ray Thompson	P. 0. Box 470	500
	Pt. Pleasant, W. Va.

VII.      The existence of this corporation is to be perpetual.

VIII.    The private property of the stockholders of the corporation shall not be subject to the payment of corporate debts to any extent whatsoever.

IX.       Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of West Virginia, may, on the application in a summary way of this corporation or any creditor or stockholder thereof, or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the laws of the State of West Virginia, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as a consequence of such compromise or arrangement, and such reorganization if sanctioned by the court to which such application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders of this corporation, as the case may be, and also on this corporation.

THE UNDERSIGNED, for the purpose of forming a corporation under the laws of the State of West Virginia, do make and file this Agreement, and I have accordingly hereunto set my hand this 12 day of January, 1979.

/s/ Ray Thompson
Ray Thompson

STATE OF WEST VIRGINIA,

COUNTY OF CABELL, TO-WIT:

I,  William M. Woodyard, a Notary Public in and for the County and State aforesaid do hereby certify that Ray Thompson, who signed the writing above bearing date January 17, 1979, has this day in my said County, before me, acknowledged said writing to be the act and deed of said corporation.

Given under my hand this 12 day of January, 1979.

My commission expires 17 March, 1987.

/s/ William M. Woodyard
Notary Public